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Freeport-McMoRan
Reports First-Quarter 2015 Results

▪
Net loss attributable to common stock totaled $2.5 billion, $2.38 per share, for first-quarter 2015, compared with net income attributable to common stock of $510 million, $0.49 per share, for first-quarter 2014. After adjusting for net charges totaling $2.4 billion, $2.32 per share, primarily for the reduction of the carrying value of oil and gas properties and the related tax charge to establish a deferred tax valuation allowance, adjusted net loss attributable to common stock totaled $60 million, $0.06 per share, for first-quarter 2015.

▪
Consolidated sales totaled 960 million pounds of copper, 263 thousand ounces of gold, 23 million pounds of molybdenum and 12.5 million barrels of oil equivalents (MMBOE) for first-quarter 2015, compared with 871 million pounds of copper, 187 thousand ounces of gold, 27 million pounds of molybdenum and 16.1 MMBOE for first-quarter 2014.

▪
Consolidated sales for the year 2015 are expected to approximate 4.2 billion pounds of copper, 1.3 million ounces of gold, 95 million pounds of molybdenum and 52.3 MMBOE, including 960 million pounds of copper, 300 thousand ounces of gold, 25 million pounds of molybdenum and 12.9 MMBOE for second-quarter 2015.

▪
Average realized prices were $2.72 per pound for copper, $1,186 per ounce for gold and $56.51 per barrel for oil (including $11.97 per barrel for realized cash gains on derivative contracts) for first-quarter 2015.

▪	Consolidated unit net cash costs for first-quarter 2015 averaged $1.64 per pound of copper for mining operations and $20.26 per barrel of oil equivalents (BOE) for oil and gas operations.

▪
Operating cash flows totaled $717 million (net of $86 million in working capital uses and changes in other tax payments) for first-quarter 2015. Based on current sales volume and cost estimates and assuming average prices of $2.75 per pound for copper, $1,200 per ounce for gold, $8 per pound for molybdenum and $65 per barrel for Brent crude oil for the remainder of 2015, operating cash flows for the year 2015 are expected to approximate $4.4 billion.

▪
Capital expenditures totaled $1.9 billion for first-quarter 2015, including $0.6 billion for major projects at mining operations and $1.0 billion for oil and gas operations. Capital expenditures are expected to approximate $6.5 billion for the year 2015, including $2.5 billion for major projects at mining operations and $2.8 billion for oil and gas operations.

▪
FCX has taken actions to reduce or defer capital expenditures and other costs and is evaluating funding alternatives to advance growth projects in its oil and gas business, including consideration of a sale of public equity for a minority interest in its oil and gas subsidiary. Additional capital cost reductions, potential additional divestitures or monetizations and other actions will be pursued as required to maintain a strong balance sheet while preserving a strong resource position and portfolio of assets with attractive long-term growth prospects. FCX has a broad set of natural resource assets that provides many alternatives for future actions to enhance its financial flexibility.

▪	At March 31, 2015, consolidated debt totaled $20.3 billion and consolidated cash totaled $549 million.

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PHOENIX, AZ, April 23, 2015 - Freeport-McMoRan Inc. (NYSE: FCX) reported a net loss attributable to common stock of $2.5 billion, $2.38 per share, for first-quarter 2015, compared with net income attributable to common stock of $510 million, $0.49 per share, for first-quarter 2014. FCX’s net loss attributable to common stock for first-quarter 2015 included net charges totaling $2.4 billion, $2.32 per share, primarily for the reduction of the carrying value of oil and gas properties and the related tax charge to establish a deferred tax valuation allowance. The first quarters of 2015 and 2014 were also impacted by net noncash mark-to-market (losses) gains on oil and gas derivative contracts and other items described below.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, "During the first quarter, we continued to focus on effective execution of our operating and capital plans and on our cost management initiatives. We are pleased to report important progress on our mining development projects and ongoing success in our oil and gas exploration and development activities that will provide future growth. We have taken actions to maintain financial strength and flexibility during this period of weak and uncertain commodity prices. We remain optimistic about our business, the long-term commodity markets for the commodities we produce and the significant values embedded in our large-scale, long-lived assets.”

SUMMARY FINANCIAL DATA

	Three Months Ended
	March 31,
	2015		2014
	(in millions, except per share amounts)
Revenues[a]	$4,153	[b,c]	$4,985	[b,c]
Operating (loss) income[a]	$(2,963)	[d,e]	$1,111	[f]
Net (loss) income attributable to common stock[g]	$(2,474)	[b,c,d,e,h]	$510	[b,c,f]
Diluted net (loss) income per share of common stock	$(2.38)	[b,c,d,e,h]	$0.49	[b,c,f]
Diluted weighted-average common shares outstanding	1,040		1,044
Operating cash flows[i]	$717		$1,201
Capital expenditures	$1,867		$1,612
At March 31:
Cash and cash equivalents	$549		$1,342
Total debt, including current portion	$20,312		$20,739

a.	For segment financial results, refer to the supplemental schedule, "Business Segments," beginning on page VIII, which is available on FCX's website, "fcx.com."

b.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $106 million ($59 million to net loss attributable to common stock or $0.06 per share) for first-quarter 2015 and $124 million ($66 million to net income attributable to common stock or $0.06 per share) for first-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII, which is available on FCX's website, "fcx.com."

c.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(48) million ($(30) million to net loss attributable to common stock or $(0.03) per share) for first-quarter 2015 and $15 million ($9 million to net income attributable to common stock or $0.01 per share) for first-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII, which is available on FCX's website, "fcx.com."

d.
Includes a charge of $3.1 billion ($1.9 billion to net loss attributable to common stock or $1.87 per share) to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules.

e.
Includes (i) a gain of $39 million ($25 million to net loss attributable to common stock or $0.02 per share) associated with the $140 million sale of FCX's one-third interest in the Luna Energy power facility in New Mexico and (ii) charges totaling $17 million ($10 million to net loss attributable to common stock or $0.01 per share) associated with idle/terminated rig costs and inventory write offs at oil and gas operations.

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f.
Includes $53 million ($28 million to net income attributable to common stock or $0.03 per share) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT Freeport Indonesia's (PT-FI) first-quarter 2014 operating rates.

g.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII, which is available on FCX's website, "fcx.com."

h.
As a result of the impairment to oil and gas properties, FCX recorded a tax charge of $458 million ($0.44 per share) to establish a valuation allowance primarily against United States (U.S.) federal alternative minimum tax credits.

i.	Includes net working capital uses and changes in other tax payments of $86 million for first-quarter 2015 and $413 million for first-quarter 2014.

SUMMARY OPERATING DATA

	Three Months Ended
	March 31,
	2015	2014[a]
Copper (millions of recoverable pounds)
Production	915	948
Sales, excluding purchases	960	871
Average realized price per pound	$2.72	$3.14
Site production and delivery costs per pound[b]	$1.93	$1.89	[c]
Unit net cash costs per pound[b]	$1.64	$1.54	[c]
Gold (thousands of recoverable ounces)
Production	259	231
Sales, excluding purchases	263	187
Average realized price per ounce	$1,186	$1,300
Molybdenum (millions of recoverable pounds)
Production	24	24
Sales, excluding purchases	23	27
Average realized price per pound	$10.17	$11.21
Oil Equivalents
Sales volumes
MMBOE	12.5	16.1
Thousand BOE (MBOE) per day	139	179
Cash operating margin per BOE[d]
Realized revenues	$43.71	$77.22
Cash production costs	20.26	18.51
Cash operating margin	$23.45	$58.71

a.
Includes the results of the Candelaria and Ojos del Salado mines that were sold in November 2014, and the Eagle Ford properties that were sold in June 2014. First-quarter 2014 sales volumes included 94 million pounds of copper and 23 thousand ounces of gold from the Candelaria and Ojos del Salado mines and 4.7 MMBOE (53 MBOE per day) from Eagle Ford. Excluding Candelaria and Ojos del Salado, first-quarter 2014 mining unit net cash costs averaged $1.57 per pound of copper; excluding Eagle Ford, first-quarter 2014 oil and gas cash production costs were $20.89 per BOE.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which is available on FCX's website, "fcx.com."

c.	Excludes $0.06 per pound of copper for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

d.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X, which is available on FCX's website, “fcx.com.”

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Consolidated Sales Volumes
First-quarter 2015 consolidated copper sales of 960 million pounds were slightly higher than the January 2015 estimate of 950 million pounds reflecting timing of shipments, and were higher than first-quarter 2014 sales of 871 million pounds reflecting higher volumes in North America, Indonesia and Africa, partly offset by lower volumes in South America primarily associated with the sale of the Candelaria and Ojos del Salado mines.
First-quarter 2015 consolidated gold sales of 263 thousand ounces were higher than the January 2015 estimate of 225 thousand ounces and first-quarter 2014 sales of 187 thousand ounces reflecting higher operating rates at PT-FI, partly offset by the impact of the sale of the Candelaria and Ojos del Salado mines.
First-quarter 2015 consolidated molybdenum sales of 23 million pounds approximated the January 2015 estimate of 23 million pounds, but were lower than first-quarter 2014 sales of 27 million pounds.
First-quarter 2015 sales from oil and gas operations of 12.5 MMBOE, including 8.4 million barrels (MMBbls) of crude oil, 21.8 billion cubic feet (Bcf) of natural gas and 0.5 MMBbls of natural gas liquids (NGLs), were lower than first-quarter 2014 sales of 16.1 MMBOE primarily reflecting the sale of the Eagle Ford properties, and were lower than the January 2015 estimate of 13.1 MMBOE reflecting a delay in initial production and ramp-up of Lucius and planned recompletions.
Consolidated sales for the year 2015 are expected to approximate 4.2 billion pounds of copper, 1.3 million ounces of gold, 95 million pounds of molybdenum and 52.3 MMBOE, including 960 million pounds of copper, 300 thousand ounces of gold, 25 million pounds of molybdenum and 12.9 MMBOE for second-quarter 2015. Projected 2015 copper sales are approximately 60 million pounds less than January 2015 estimates primarily reflecting reduced mining rates in Indonesia; projected 2015 oil and gas sales are 3.2 MMBOE less than January 2015 estimates primarily reflecting the timing of the Lucius ramp-up and the timing of maintenance activities in the Deepwater Gulf of Mexico (GOM).
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.64 per pound of copper in first-quarter 2015 were higher than unit net cash costs of $1.54 per pound in first-quarter 2014, reflecting higher costs and lower sales volumes in South America and lower by-product credits.
Assuming average prices of $1,200 per ounce of gold and $8 per pound of molybdenum for the remainder of 2015 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to be lower in the second half of 2015 and average $1.53 per pound of copper for the year 2015. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). The impact of price changes for the remainder of 2015 on consolidated unit net cash costs would approximate $0.015 per pound for each $50 per ounce change in the average price of gold and $0.015 per pound for each $2 per pound change in the average price of molybdenum.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations of $20.26 per BOE in first-quarter 2015 were higher than cash production costs of $18.51 per BOE in first-quarter 2014, primarily reflecting the sale of lower-cost Eagle Ford properties.
Based on current sales volume and cost estimates for the remainder of 2015, cash production costs are expected to approximate $19 per BOE for the year 2015.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, molybdenum concentrate and silver are also produced by certain of FCX's North America copper mines.
Operating and Development Activities. FCX has increased production from its North America copper mines in recent years and continues to evaluate a number of opportunities to add production capacity following positive exploration results. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.

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The Morenci mill expansion project commenced operations in May 2014 and approached full rates in first-quarter 2015. The project expanded mill capacity from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day and is expected to add incremental annual production of approximately 225 million pounds of copper. Morenci's copper production is expected to average over 900 million pounds per year over the next five years. Additionally, the molybdenum circuit began production in first-quarter 2015 and is expected to reach design capacity of approximately 9 million pounds of molybdenum per year in second-quarter 2015. Remaining items associated with the project include construction of the expanded tailings storage facility, which is expected to be completed in third-quarter 2015.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the first quarters of 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014
Copper (millions of recoverable pounds)
Production	452	385
Sales	472	371
Average realized price per pound	$2.73	$3.24

Molybdenum (millions of recoverable pounds)
Production[a]	9	8

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.81	$1.88
By-product credits	(0.18)	(0.22)
Treatment charges	0.13	0.13
Unit net cash costs	$1.76	$1.79

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which is available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 472 million pounds in first-quarter 2015 were higher than first-quarter 2014 sales of 371 million pounds, primarily reflecting higher milling rates and ore grades at Morenci and higher ore grades at Chino. North America sales are estimated to approximate 1.94 billion pounds for the year 2015, compared with 1.66 billion pounds of copper in 2014.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.76 per pound of copper in first-quarter 2015 were lower than unit net cash costs of $1.79 per pound in first-quarter 2014, primarily reflecting higher sales volumes. Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.71 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average molybdenum price of $8 per pound for the remainder of 2015. North America's average unit net cash costs for the remainder of 2015 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Development Activities. Construction activities associated with a large-scale expansion at Cerro Verde are advancing toward completion in late 2015. Detailed engineering and major procurement activities are complete and construction is approximately 70 percent complete. The project will expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. As of

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March 31, 2015, $3.5 billion had been incurred for this project, with approximately $1.1 billion remaining to be incurred.
FCX continues to evaluate a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results in recent years at El Abra indicate a significant sulfide resource, which could potentially support a major mill project. Future investments will depend on technical studies, economic factors and global copper market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the first quarters of 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014[a]
Copper (millions of recoverable pounds)
Production	193	314
Sales	200	307
Average realized price per pound	$2.71	$3.07

Gold (thousands of recoverable ounces)
Production	—	21
Sales	—	23
Average realized price per ounce	$—	$1,307

Molybdenum (millions of recoverable pounds)
Production[b]	2	3

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$1.75	$1.50
By-product credits	(0.08)	(0.25)
Treatment charges	0.17	0.17
Unit net cash costs	$1.84	$1.42

a.
Includes the results of the Candelaria and Ojos del Salado mines, which had sales totaling 94 million pounds of copper and 23 thousand ounces of gold in first-quarter 2014. Excluding Candelaria and Ojos del Salado, South America mining's first-quarter 2014 unit net cash costs averaged $1.47 per pound of copper.

b.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which is available on FCX's website, "fcx.com."

South America's consolidated copper sales volumes of 200 million pounds in first-quarter 2015 were lower than first-quarter 2014 sales of 307 million pounds, reflecting the sale of the Candelaria and Ojos del Salado mines and lower production from Cerro Verde associated with lower ore grades and recovery rates from stockpile material. Sales from South America mining are expected to approximate 935 million pounds of copper for the year 2015, compared with 1.14 billion pounds of copper in 2014 (the year 2014 included copper sales volumes of 268 million pounds from the Candelaria and Ojos del Salado mines).
Average unit net cash costs (net of by-product credits) for South America mining of $1.84 per pound of copper in first-quarter 2015 were higher than unit net cash costs of $1.42 per pound in first-quarter 2014, primarily reflecting lower sales volumes and higher mining costs at Cerro Verde mostly associated with increased repair and maintenance expense. In addition, first-quarter 2015 reflected lower by-product credits primarily because of the sale of the Candelaria mine. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.72 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming average prices of $8 per pound of molybdenum for the remainder of 2015.

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Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Regulatory Matters. PT-FI is engaged in active discussions with the Indonesian government regarding its Contract of Work (COW) and long-term operating rights. The parties entered into a Memorandum of Understanding (MOU) related to an amended COW in July 2014, which was extended to July 25, 2015. Negotiations are taking into consideration PT-FI's requirement for assurance of legal and fiscal terms post-2021 for PT-FI to continue with its large-scale investment program in Papua, Indonesia.
PT-FI is advancing plans for the construction of new smelter capacity in parallel with completing negotiations on its COW and long-term operating rights. PT-FI has identified a site adjacent to the existing PT Smelting site in Gresik, Indonesia, for the construction of additional smelter capacity and is in discussions with potential partners for the project.
Under the MOU, no terms of the COW other than those relating to export duties, a smelter bond and increased royalties will be changed until the completion of an amended COW.
PT-FI is required to apply for renewal of export permits at six-month intervals and the next renewal date is July 25, 2015.
Development Activities. PT-FI has several projects in progress in the Grasberg minerals district related to the development of large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to ramp up over several years to process approximately 240,000 metric tons of ore per day following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing to enable DMLZ to commence production in late 2015 and the Grasberg Block Cave mine to commence production in 2018. Over the next five years, estimated aggregate capital spending on these projects is currently expected to average $0.8 billion per year ($0.6 billion per year net to PT-FI). Additionally, over the next five years, estimated aggregate capital spending for processing and power facilities to optimize the handling of underground ore is expected to average $0.3 billion per year. Considering the long-term nature and size of these projects, actual costs could vary from these estimates. PT-FI may reduce or defer these activities pending resolution of negotiations for an amended COW.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the first quarters of 2015 and 2014:

	Three Months Ended
	March 31,
	2015		2014
Copper (millions of recoverable pounds)
Production	154		140
Sales	155		109
Average realized price per pound	$2.74		$3.04

Gold (thousands of recoverable ounces)
Production	255		208
Sales	260		162
Average realized price per ounce	$1,186		$1,299

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.84		$3.33	[b]
Gold and silver credits	(2.09)		(2.15)
Treatment charges	0.29		0.24
Export duties	0.14		—
Royalty on metals	0.16	[c]	0.11
Unit net cash costs	$1.34		$1.53

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a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page X, which is available on FCX's website, "fcx.com."

b.	Excludes fixed costs totaling $0.49 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's first-quarter 2014 operating rates.

c.	Includes $0.07 per pound of copper associated with PT-FI's increased royalty rates pursuant to the MOU.
Indonesia's first-quarter 2015 sales of 155 million pounds of copper and 260 thousand ounces of gold were higher than first-quarter 2014 sales of 109 million pounds of copper and 162 thousand ounces of gold reflecting higher operating rates, partly offset by lower ore grades. Indonesia's first-quarter 2015 copper production was approximately 20 percent below January 2015 estimates primarily because of lower mining rates, which improved throughout the quarter. Indonesia's gold production was above January 2015 estimates because of higher ore grades.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Sales from Indonesia mining are expected to approximate 885 million pounds of copper and 1.3 million ounces of gold for the year 2015, compared with 664 million pounds of copper and 1.2 million ounces of gold for the year 2014.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. Indonesia's unit net cash costs (including gold and silver credits) of $1.34 per pound of copper in first-quarter 2015 were lower than unit net cash costs of $1.53 per pound in first-quarter 2014, primarily reflecting higher volumes, partly offset by the impact of export duties and increased royalty rates.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $1.09 per pound of copper for the year 2015, based on current sales volume and cost estimates, and assuming an average gold price of $1,200 per ounce for the remainder of 2015. Indonesia mining's projected unit net cash costs would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold for the remainder of 2015. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.
Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), FCX operates in the Tenke Fungurume (Tenke) minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. Construction of a second sulphuric acid plant is under way, with completion expected in 2016. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans for potential expansions of production capacity. Future expansions are subject to a number of factors, including power availability, economic and market conditions, and the business and investment climate in the DRC.

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Operating Data. Following is summary consolidated operating data for the Africa mining operations for the first quarters of 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014
Copper (millions of recoverable pounds)
Production	116	109
Sales	133	84
Average realized price per pound[a]	$2.66	$3.07

Cobalt (millions of contained pounds)
Production	7	7
Sales	8	8
Average realized price per pound	$8.72	$9.21

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.57	$1.48
Cobalt credits[c]	(0.37)	(0.66)
Royalty on metals	0.06	0.07
Unit net cash costs	$1.26	$0.89

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which is available on FCX's website, "fcx.com."

c.	Net of cobalt downstream processing and freight costs.

TFM's copper sales of 133 million pounds in first-quarter 2015 were higher than first-quarter 2014 copper sales of 84 million pounds primarily because of timing of shipments and higher ore grades. TFM's sales are expected to approximate 455 million pounds of copper and 34 million pounds of cobalt for the year 2015, compared with 425 million pounds of copper and 30 million pounds of cobalt for the year 2014.
Africa mining's unit net cash costs (net of cobalt credits) of $1.26 per pound of copper in first-quarter 2015 were higher than unit net cash costs of $0.89 per pound of copper in first-quarter 2014, primarily reflecting lower cobalt credits. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.26 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average cobalt price of $13 per pound for the remainder of 2015. Africa mining's projected unit net cash costs would change by approximately $0.07 per pound for each $2 per pound change in the average price of cobalt for the remainder of 2015.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrates produced at the Henderson and Climax mines, as well as from FCX's North and South America copper mines, are processed at FCX's conversion facilities.
Production from the Molybdenum mines totaled 13 million pounds of molybdenum in the first quarters of 2015 and 2014. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North and South America copper mines.
Average unit net cash costs for the Molybdenum mines were $7.17 per pound of molybdenum in first-quarter 2015, compared with $6.71 per pound in first-quarter 2014. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $7.50 per pound of molybdenum for the year 2015.

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FCX continues to monitor market conditions and may make adjustments to its primary molybdenum production as market conditions warrant. For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which is available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results continue to indicate opportunities for significant future potential reserve additions in North and South America, and in the Tenke minerals district. The drilling data in North America also indicates the potential for significantly expanded sulfide production. Drilling results and exploration modeling in North America have identified large-scale potential sulfide resources in the Morenci and Safford/Lone Star districts, providing a long-term pipeline for future growth in reserves and production capacity in an established minerals district. Exploration spending associated with mining operations is expected to approximate $100 million for the year 2015, compared to $96 million in 2014.

OIL AND GAS OPERATIONS
Through its oil and gas subsidiary, FCX Oil & Gas Inc. (FM O&G), FCX's portfolio of oil and gas assets includes significant oil production facilities and growth potential in the Deepwater GOM, established oil production facilities onshore and offshore California, large onshore natural gas resources in the Haynesville shale play in Louisiana, natural gas production from the Madden area in Central Wyoming, and an industry-leading position in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend located in the shallow waters of the GOM and onshore in South Louisiana. During first-quarter 2015, 86 percent of FCX's oil and gas revenues, excluding the impact of derivative contracts, were from oil and NGLs.
FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized and amortized to expense under the unit-of-production method on a country-by-country basis using estimates of proved oil and natural gas reserves relating to each country where such activities are conducted. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated. Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment.
At March 31, 2015, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties exceeded the ceiling amount specified by the U.S. Securities and Exchange Commission (SEC) full cost accounting rules, which resulted in the recognition of an impairment charge totaling $3.1 billion ($1.9 billion to net loss attributable to common stock) for first-quarter 2015. The twelve-month average of the first-day-of-the-month historical reference oil price required to be used under SEC full cost accounting rules in determining the March 31, 2015, ceiling amount was $82.72 per barrel (the twelve-month average was $94.99 per barrel at December 31, 2014).
FM O&G's reference price is West Texas Intermediate (WTI) for oil. Because the ceiling test limitation uses a twelve-month historical average price, if WTI oil prices remain below the twelve-month average of $82.72 per barrel, the ceiling limitation will decrease resulting in potentially significant additional ceiling test impairments of FCX's oil and gas properties during the remainder of 2015. Other factors that would also contribute to such impairments include costs transferred from unevaluated properties to the full cost pool without corresponding proved oil and natural gas reserve additions, negative reserve revisions and increased future development or production costs. The WTI oil price was $56.16 per barrel at April 22, 2015.

Freeport-McMoRan	10

Financial and Operating Data. Following is summary financial and operating data for the U.S. oil and gas operations for the first quarters of 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014[a]
Financial Summary (in millions)
Realized revenues[b]	$547	$1,245
Less: cash production costs[b]	254	298
Cash operating margin	$293	$947
Capital expenditures	$1,018	$579
Sales Volumes
Oil (MMBbls)	8.4	11.8
Natural gas (Bcf)	21.8	19.5
NGLs (MMBbls)	0.5	1.1
MMBOE	12.5	16.1
Average Realizations[b]
Oil (per barrel)	$56.51	$93.76
Natural gas (per million British thermal units, or MMBtu)	$2.86	$4.67
NGLs (per barrel)	$23.06	$45.47
Cash Operating Margin per BOE[b]
Realized revenues	$43.71	$77.22
Less: cash production costs	20.26	18.51
Cash operating margin	$23.45	$58.71

a.
Includes results from Eagle Ford, which had sales volumes totaling 4.7 MMBOE in first-quarter 2014. Excluding the Eagle Ford properties, first-quarter 2014 oil and gas cash production costs were $20.89 per BOE.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts. For reconciliations of realized revenues (including average realizations for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X, which is available on FCX's website, “fcx.com.”

In first-quarter 2015, FM O&G's average realized price for crude oil was $56.51 per barrel, including $11.97 per barrel of realized cash gains on derivative contracts. Excluding the impact of derivative contracts, the first-quarter 2015 average realized price for crude oil was $44.54 per barrel (81 percent of the average Brent crude oil price of $55.19 per barrel).
FM O&G has derivative contracts that provide price protection averaging between approximately $70 and $90 per barrel of Brent crude oil for more than 80 percent of estimated 2015 oil production. Assuming an average price of $65 per barrel for Brent crude oil, FCX would receive a benefit of $20 per barrel on remaining 2015 derivative contract volumes of 23.1 million barrels, before taking into account weighted-average premiums of $6.89 per barrel.
In first-quarter 2015, FM O&G's average realized price for natural gas was $2.86 per MMBtu, compared to the New York Mercantile Exchange natural gas price average of $2.98 per MMBtu for the January through March 2015 contracts.
Realized revenues for oil and gas operations of $43.71 per BOE in first-quarter 2015 were lower than realized revenues of $77.22 per BOE in first-quarter 2014, primarily reflecting lower oil prices, partly offset by the impact of higher realized cash gains on derivative contracts (realized cash gains were $100 million or $8.00 per BOE in first-quarter 2015, compared with losses of $65 million or $4.01 per BOE in first-quarter 2014).
Cash production costs for oil and gas operations of $20.26 per BOE in first-quarter 2015 were higher than cash production costs of $18.51 per BOE in first-quarter 2014, primarily reflecting the sale of lower-cost Eagle Ford properties.

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Following is a summary of average oil and gas sales volumes per day by region for the first quarters of 2015 and 2014:

	Three Months Ended
	March 31,
Sales Volumes (MBOE per day)	2015	2014
GOM[a]	74	70
California	39	39
Haynesville/Madden/Other	26	17
Eagle Ford[b]	—	53
Total oil and gas operations	139	179

a.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM.

b.	FM O&G completed the sale of Eagle Ford in June 2014.
Daily sales volumes averaged 139 MBOE for first-quarter 2015, including 93 MBbls of crude oil, 242 million cubic feet (MMcf) of natural gas and 6 MBbls of NGLs. Oil and gas sales volumes are expected to average 143 MBOE per day for the year 2015, comprised of 67 percent oil, 29 percent natural gas and 4 percent NGLs.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $19 per BOE for the year 2015.

Oil and Gas Exploration, Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves, a broad range of development opportunities and high-potential exploration prospects. The business is managed to reinvest its cash flows in projects with attractive rates of return and risk profiles. Following the recent sharp decline in oil prices, FCX has taken steps to significantly reduce capital spending plans and near-term oil and gas growth initiatives and is evaluating funding opportunities for capital expenditures for its oil and gas business, including consideration of a sale of public equity for a minority interest in FM O&G.
FM O&G has a large strategic position in the Deepwater GOM with significant current oil production, strong cash margins and existing infrastructure and facilities with excess capacity. These assets, combined with FM O&G’s large leasehold interests in an established geologic basin, provide financially attractive investment opportunities for high-impact growth in oil production and cash margins. FM O&G’s capital allocation strategy is principally focused on drilling and development opportunities that can be tied back to existing facilities.
U.S. Oil and Gas Capital Expenditures. First-quarter 2015 capital expenditures for U.S. oil and gas operations totaled $1.0 billion (including $0.6 billion incurred for the Deepwater GOM, $0.1 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend and $0.3 billion primarily associated with prior period costs).
Capital expenditures for oil and gas operations are estimated to total $2.8 billion for the year 2015. Approximately 85 percent of the 2015 capital budget is expected to be directed to the highest return focus areas in the GOM. Capital expenditures for 2015 have been revised from the previous estimate of $2.3 billion, reflecting increased development drilling and activities following success from first-quarter 2015 exploration results.
Deepwater GOM. Multiple development and exploration opportunities have been identified in the Deepwater GOM that benefit from tieback opportunities to significant available production capacity at the FM O&G operated large-scale Holstein, Marlin and Horn Mountain deepwater production platforms. In addition, FM O&G has interests in the Lucius and Heidelberg oil fields, and in the Vito basin area.
            During first-quarter 2015, FM O&G achieved several important accomplishments. Positive drilling results were achieved at the Holstein Deep and King tie-back projects and the Power Nap prospect in the Vito area. Production commenced at the Lucius facility, the Dorado development well and Highlander, with aggregate rates of approximately 25 MBOE per day by the end of March 2015. Development progressed at the Heidelberg field.
Initial production was successfully established in January 2015 at the Lucius oil facility in Keathley Canyon. The facility has a capacity of 80 MBbls of oil per day and is scheduled to ramp up to full capacity in second-quarter 2015. Lucius consists of six subsea wells tied back to a truss spar hull located in 7,200 feet of water. FM O&G has a 25.1 percent working interest in Lucius.

Freeport-McMoRan	12

During first-quarter 2015, development activities advanced at Heidelberg, which is a large, high-quality oil development project located in 5,300 feet of water in the Green Canyon area. Fabrication of the main topsides module is more than 85 percent complete, and the operator plans to install the hull in second-quarter 2015. The Heidelberg truss spar was designed as a Lucius-look-alike facility with capacity of 80 MBbls of oil per day. Development drilling continues, and the project remains on track for first production in 2016. FM O&G has a 12.5 percent working interest in Heidelberg.
Following successful drilling results at the 100-percent-owned Holstein Deep delineation well in the Green Canyon area in late 2014 that logged 444 feet of net oil pay, FM O&G achieved positive results at the second delineation well in first-quarter 2015. Wireline logs indicated that the well encountered approximately 482 feet of net oil pay and established sand continuity across the primary reservoir encountered in the first delineation well. The second well, which is updip to the discovery well, was drilled to 32,260 feet in February 2015. In April 2015, FM O&G commenced drilling the third delineation well, which is the most updip in the reservoir and is currently drilling below 7,200 feet towards a proposed total depth of approximately 30,800 feet. Production from the planned three-well subsea tieback development program is expected to reach approximately 15 MBOE per day in the first half of 2016.
Drilling results, logs and accompanying other data received to date continues to support the potential for additional development opportunities at Holstein Deep to achieve production of up to 75 MBOE per day by 2020. The Holstein Deep development is located in Green Canyon Block 643, west of the Holstein platform in 3,890 feet of water. FM O&G has identified multiple additional development opportunities in the Green Canyon area that could be tied back to the Holstein facility.
Marlin, in which FM O&G has a 100 percent working interest, is located in Viosca Knoll and has production facilities capable of producing 60 MBbls of oil per day. Several tieback opportunities in the area have been identified, including the Dorado and King development projects.
In March 2015, FM O&G performed a successful production test in excess of 8 MBOE per day and established production on the first of three planned subsea tieback wells from the 100-percent-owned Dorado development project. Drilling operations for the second and third wells, which are targeting similar undrained fault blocks and updip resource potential south of the Marlin facility, are expected to begin in 2016. The Dorado development is located on Viosca Knoll Block 915 in 3,860 feet of water.
In first-quarter 2015, sidetrack drilling at the 100-percent-owned King prospect encountered the optimum oil take point in the M66 reservoir, and completion operations are under way. The well is expected to commence production in late 2015, and additional drilling is planned in the area starting in the second-half of 2015. King is located in Mississippi Canyon south of the Marlin facility in 5,200 feet of water.
Horn Mountain, in which FM O&G has a 100 percent working interest, is located in Mississippi Canyon and has production facilities capable of producing 75 MBbls of oil per day. Several tieback opportunities in the area have been identified including Kilo/Oscar/Quebec/Victory (KOQV), which are expected to commence drilling in mid-2015. This infill drilling program will target undrained fault blocks and updip resource potential just east of the Horn Mountain facility. KOQV is located in approximately 5,500 feet of water.
In first-quarter 2015, sidetrack drilling at the Power Nap exploration well in the Vito area successfully extended the known oil reservoir downdip. A second sidetrack well was drilled to a favorable position to acquire core data from the primary pay sand. The operator is preparing to drill the Deep Sleep exploration well, which is a key offset to the Vito and Power Nap discoveries. Deep Sleep is located in 4,200 feet of water approximately 5 miles south of Power Nap. FM O&G owns a 50 percent working interest in Power Nap and Deep Sleep.
FM O&G has an 18.67 percent working interest in the Vito oil discovery in the Mississippi Canyon area and a significant lease position in the Vito basin in the Mississippi Canyon and Atwater Valley areas. Vito, a large, deep subsalt Miocene oil discovery made in 2009, is located in approximately 4,000 feet of water. Exploration and appraisal drilling in recent years confirmed a significant resource in high-quality, subsalt Miocene sands. Development options are under evaluation.
Inboard Lower Tertiary/Cretaceous. FM O&G has an industry-leading position in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend, located on the Shelf of the GOM and onshore in South Louisiana.
The Highlander discovery, which is located onshore in South Louisiana, began production on February 25, 2015, following production testing that indicated a flow rate of 75 MMcf per day (approximately 37 MMcf per day net

Freeport-McMoRan	13

to FM O&G). The well has been restricted to approximately 24 MMcf per day because of limited processing facilities. FM O&G is currently developing additional processing facilities to accommodate the higher flow rates, and installation is expected by year-end 2015. A second well location has been identified and future plans are being considered. FM O&G is the operator and has a 72 percent working interest and an approximate 49 percent net revenue interest in Highlander. FM O&G has identified multiple prospects in the Highlander area where it controls rights to more than 50,000 gross acres.
The Farthest Gate West onshore exploration prospect was drilled to a total depth of approximately 22,000 feet in March 2015, and wireline logs indicated the well encountered hydrocarbon bearing sands in the Eocene section. FM O&G plans to complete and flow test the well in second-quarter 2015. FM O&G is the operator and has a 90 percent working interest in Farthest Gate West, which is located onshore in Cameron Parish, Louisiana.
California. FM O&G's California assets benefit from an established oil production base with a stable production profile and access to favorably priced crude markets. Development plans are principally focused on maintaining stable production levels through continued drilling in the long-established producing fields onshore in California. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin and offshore in the Point Arguello and Point Pedernales fields.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in North Louisiana. Drilling activities in recent years have been reduced to maximize cash flows in a low natural gas price environment and to benefit from potentially higher future natural gas prices.
International Exploration (Morocco). FM O&G has a farm-in arrangement to earn interests in exploration blocks located in the Mazagan permit area offshore Morocco. The exploration area covers 2.2 million gross acres in water depths of 4,500 to 9,900 feet. FM O&G expects to commence drilling the MZ-1 well associated with the Ouanoukrim prospect in May 2015. First-quarter 2015 capital expenditures for international oil and gas exploration activities in Morocco totaled $15 million.
CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $717 million (net of $86 million in working capital uses and changes in other tax payments) for first-quarter 2015.
Based on current sales volume and cost estimates and assuming average prices of $2.75 per pound of copper, $1,200 per ounce of gold, $8 per pound of molybdenum and $65 per barrel of Brent crude oil for the remainder of 2015, FCX's consolidated operating cash flows are estimated to approximate $4.4 billion for the year 2015. The impact of price changes for the remainder of 2015 on operating cash flows would approximate $250 million for each $0.10 per pound change in the average price of copper, $30 million for each $50 per ounce change in the average price of gold, $95 million for each $2 per pound change in the average price of molybdenum and $80 million for each $5 per barrel change in the average Brent crude oil price.
Capital Expenditures. Capital expenditures totaled $1.9 billion for first-quarter 2015, including $0.6 billion for major projects at mining operations and $1.0 billion for oil and gas operations.
Capital expenditures are currently expected to approximate $6.5 billion for the year 2015, including $2.5 billion for major projects at mining operations (primarily for the Cerro Verde expansion and underground development activities at Grasberg) and $2.8 billion for oil and gas operations. FCX has taken actions to reduce or defer capital expenditures and other costs and is evaluating funding alternatives to advance growth projects in its oil and gas business, including consideration of a sale of public equity for a minority interest in its oil and gas subsidiary. Additional capital cost reductions, potential additional divestitures or monetizations and other actions will be pursued as required to maintain a strong balance sheet while preserving a strong resource position and portfolio of assets with attractive long-term growth prospects. FCX has a broad set of natural resource assets that provide many alternatives for future actions to enhance its financial flexibility.

Freeport-McMoRan	14

Cash. Following is a summary of cash available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2015 (in millions):

Cash at domestic companies	$53
Cash at international operations	496
Total consolidated cash and cash equivalents	549
Less: noncontrolling interests' share	(143)
Cash, net of noncontrolling interests' share	406
Less: withholding taxes and other	(18)
Net cash available	$388

Debt. FCX remains committed to a strong balance sheet and will take prudent actions in response to market conditions. FCX has taken steps to sell assets, defer capital spending and reduce dividends on its common stock. FCX will continue to evaluate its portfolio for potential future actions. Following is a summary of total debt and related weighted-average interest rates at March 31, 2015 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
FCX Senior Notes	$11.9	3.8%
FCX Term Loan	3.0	1.9%
FM O&G Senior Notes	2.6	6.6%
Other FCX debt	2.8	2.6%
	$20.3	3.7%

At March 31, 2015, FCX had $985 million of borrowings outstanding and $44 million in letters of credit issued under its $4 billion revolving credit facility. FCX also has uncommitted and short-term lines of credit with certain financial institutions that are unsecured, which have terms and pricing that are generally more favorable than our revolving credit facility. At March 31, 2015, there was $350 million of borrowings drawn under these lines of credit.
In addition, Cerro Verde has a $1.8 billion facility to fund a portion of its expansion project and for its general corporate purposes. At March 31, 2015, there was $847 million of borrowings and no letters of credit issued under Cerro Verde's credit facility.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX paid common stock dividends of $327 million in first-quarter 2015.
In response to the impact of lower commodity prices, in March 2015, the annual dividend rate for FCX's common stock was reduced to $0.20 per share from the previous rate of $1.25 per share. On March 24, 2015, FCX's Board of Directors (the Board) declared a regular quarterly dividend of $0.05 per share, which will be paid on May 1, 2015. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
FCX intends to continue to maintain a strong financial position, with a focus on reducing debt while continuing to invest in attractive growth projects and providing cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis and anticipates increasing cash returns to shareholders as market and business conditions warrant.

Freeport-McMoRan	15

OTHER MATTERS
On April 7, 2015, the Delaware Court of Chancery approved the settlement of FCX’s stockholder derivative litigation and awarded the plaintiffs’ legal fees and expenses. In accordance with the settlement terms, FCX expects the net proceeds to be released from escrow in May 2015. As a result, FCX expects the Board to declare a special dividend of approximately $115 million ($0.11 per share) that would be payable in early August 2015, corresponding with the timing of FCX’s next regular quarterly dividend.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2015 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing "fcx.com." A replay of the webcast will be available through Friday, May 22, 2015.
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FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets, including reserves in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per BOE, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, the outcome of ongoing discussions with the Indonesian government regarding an amendment to PT-FI's COW, PT-FI's ability to obtain renewal of its export license after July 25, 2015, the potential effects of violence in Indonesia, the resolution of administrative disputes in the DRC, labor relations, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	16

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA

	Three Months Ended March 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2015	2014	2015	2014
(FCX's net interest in %)
North America
Morenci (85%)[a]	205	148	211	144
Bagdad (100%)	53	58	58	56
Safford (100%)	40	37	41	36
Sierrita (100%)	47	50	49	46
Miami (100%)	11	14	13	15
Chino (100%)	73	53	75	49
Tyrone (100%)	22	23	24	23
Other (100%)	1	2	1	2
Total North America	452	385	472	371

South America
Cerro Verde (53.56%)	107	135	110	123
El Abra (51%)	86	92	90	90
Candelaria/Ojos del Salado (80%)[b]	—	87	—	94
Total South America	193	314	200	307

Indonesia
Grasberg (90.64%)[c]	154	140	155	109

Africa
Tenke Fungurume (56%)	116	109	133	84

Consolidated	915	948	960	871
Less noncontrolling interests	157	186	168	167
Net	758	762	792	704

Consolidated sales from mines			960	871
Purchased copper			40	32
Total copper sales, including purchases			1,000	903

Average realized price per pound			$2.72	$3.14

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	2	3	2
South America (80%)[b]	—	21	—	23
Indonesia (90.64%)[c]	255	208	260	162
Consolidated	259	231	263	187
Less noncontrolling interests	24	24	24	20
Net	235	207	239	167

Average realized price per ounce			$1,186	$1,300

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	7	8	N/A	N/A
Climax (100%)	6	5	N/A	N/A
North America copper mines (100%)[a]	9	8	N/A	N/A
Cerro Verde (53.56%)	2	3	N/A	N/A
Consolidated	24	24	23	27
Less noncontrolling interests	1	2	1	2
Net	23	22	22	25

Average realized price per pound			$10.17	$11.21

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	7	7	8	8
Less noncontrolling interests	3	3	3	4
Net	4	4	5	4

Average realized price per pound			$8.72	$9.21

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.
c. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2015	2014
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	915,100	983,100
Average copper ore grade (percent)	0.25	0.24
Copper production (millions of recoverable pounds)	247	229

Mill Operations
Ore milled (metric tons per day)	301,500	255,300
Average ore grades (percent):
Copper	0.48	0.42
Molybdenum	0.03	0.03
Copper recovery rate (percent)	85.4	86.1
Production (millions of recoverable pounds):
Copper	241	182
Molybdenum	9	8

100% South America Mining[a]
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	233,600	286,700
Average copper ore grade (percent)	0.41	0.50
Copper production (millions of recoverable pounds)	114	123

Mill Operations
Ore milled (metric tons per day)	119,300	188,700
Average ore grades:
Copper (percent)	0.44	0.59
Molybdenum (percent)	0.02	0.02
Gold (grams per metric ton)	—	0.10
Copper recovery rate (percent)	79.6	90.0
Production (recoverable):
Copper (millions of pounds)	79	191
Molybdenum (millions of pounds)	2	3
Gold (thousands of ounces)	—	21

100% Indonesia Mining
Ore milled (metric tons per day)[b]
Grasberg open pit	107,900	65,800
DOZ underground mine	49,000	50,300
Big Gossan underground mine	—	1,900
Total	156,900	118,000
Average ore grades:
Copper (percent)	0.57	0.73
Gold (grams per metric ton)	0.68	0.79
Recovery rates (percent):
Copper	90.5	88.5
Gold	84.5	79.4
Production (recoverable):
Copper (millions of pounds)	154	144
Gold (thousands of ounces)	255	209

100% Africa Mining
Ore milled (metric tons per day)	14,500	14,500
Average ore grades (percent):
Copper	4.36	4.05
Cobalt	0.35	0.33
Copper recovery rate (percent)	94.0	94.7
Production (millions of pounds):
Copper (recoverable)	116	109
Cobalt (contained)	7	7

100% Molybdenum Mines
Ore milled (metric tons per day)	40,600	39,500
Average molybdenum ore grade (percent)	0.19	0.19
Molybdenum production (millions of recoverable pounds)	13	13

a. On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.
b. Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine.

II

FREEPORT-McMoRan INC.
SELECTED U.S. OIL AND GAS OPERATING DATA

	Three Months Ended March 31,
	Sales Volumes				Sales per Day
	2015		2014		2015		2014
Gulf of Mexico (GOM)[a]
Oil (thousand barrels or MBbls)	4,963		4,801		55		53
Natural gas (million cubic feet or MMcf)	7,355		5,907		82		65
Natural gas liquids (NGLs, in MBbls)	472		515		5		6
Thousand barrels of oil equivalents (MBOE)	6,661		6,301		74		70
Average realized price per BOE[b]	$40.65		$87.35
Cash production costs per BOE[b]	$17.39		$14.42
Capital expenditures (in millions)	$705	[c]	$403	[c]

CALIFORNIA
Oil (MBbls)	3,374		3,419		38		38
Natural gas (MMcf)	584		548		6		6
NGLs (MBbls)	42		41		1		—	[d]
MBOE	3,513		3,551		39		39
Average realized price per BOE[b]	$38.74		$91.76
Cash production costs per BOE[b]	$31.70		$36.53
Capital expenditures (in millions)	$29		$53

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	35		28		—	[d]	—	[d]
Natural gas (MMcf)	13,828		9,066		154		101
NGLs (MBbls)	10		6		—	[d]	—	[d]
MBOE	2,350		1,545		26		17
Average realized price per BOE[b]	$17.18		$30.35
Cash production costs per BOE[b]	$11.29		$11.34
Capital expenditures (in millions)	$21		$27

EAGLE FORD[e]
Oil (MBbls)	—		3,531		—		40
Natural gas (MMcf)	—		3,958		—		44
NGLs (MBbls)	—		545		—		6
MBOE	—		4,735		—		53
Average realized price per BOE[b]	$—		$81.78
Cash production costs per BOE[b]	$—		$12.75
Capital expenditures (in millions)	$—		$127

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	8,372		11,779		93		131
Natural gas (MMcf)	21,767		19,479		242		216
NGLs (MBbls)	524		1,107		6		12
MBOE	12,524		16,132		139		179
Cash operating margin per BOE:[b]
Realized revenues	$43.71		$77.22
Cash production costs	20.26		18.51
Cash operating margin	$23.45		$58.71
Depreciation, depletion and amortization per BOE	$42.30		$38.21
Capital expenditures (in millions)	$1,018	[f]	$579	[f]

a.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts which are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page X, which is available on FCX's website, “fcx.com.”

c.	Includes $84 million in first-quarter 2015 and $126 million in first-quarter 2014 for the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.	Rounds to less than 1 MBbl per day.

e.	FCX completed the sale of its Eagle Ford shale assets on June 20, 2014.

f.
Consolidated capital expenditures for U.S. oil and gas operations reflect total spending, which include accrual and other adjustments totaling $263 million for first-quarter 2015 and $(31) million for first-quarter 2014 that are not specifically allocated to the above regions.

III

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,
	2015		2014
	(In millions, except per share amounts)
Revenues	$4,153	[a,b]	$4,985	[a,b]
Cost of sales:
Production and delivery	2,912	[c]	2,737	[c]
Depreciation, depletion and amortization:	939		966
Impairment of oil and gas properties	3,104		—
Total cost of sales	6,955		3,703
Selling, general and administrative expenses	154		135
Mining exploration and research expenses	33		30
Environmental obligations and shutdown costs	13		6
Gain on sale of assets	(39)		—
Total costs and expenses	7,116		3,874
Operating (loss) income	(2,963)		1,111
Interest expense, net	(146)	[d]	(161)	[d]
Other income, net	7		33
(Loss) income before income taxes and equity in affiliated companies' net earnings	(3,102)		983
Benefit from (provision for) income taxes	695	[e]	(357)	[e]
Equity in affiliated companies' net earnings	1		—
Net (loss) income	(2,406)		626
Net income attributable to noncontrolling interests	(58)		(106)
Preferred dividends attributable to redeemable noncontrolling interest	(10)		(10)
Net (loss) income attributable to FCX common stock	$(2,474)	[f]	$510	[f]

Net (loss) income per share attributable to FCX common stock:
Basic	$(2.38)		$0.49
Diluted	$(2.38)		$0.49

Weighted-average common shares outstanding:
Basic	1,040		1,038
Diluted	1,040		1,044

Dividends declared per share of common stock	$0.05		$0.3125

a.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $106 million ($59 million to net loss attributable to common stock) in first-quarter 2015 and $124 million ($66 million to net income attributable to common stock) in first-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.

b.
Includes net noncash mark-to-market (losses) gains associated with oil and gas derivative contracts totaling $(48) million ($(30) million to net loss attributable to common stock) in first-quarter 2015 and $15 million ($9 million to net income attributable to common stock) in first-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.

c.
First-quarter 2015 includes charges totaling $17 million ($10 million to net loss attributable to common stock) associated with idle/terminated rig costs and inventory write offs at oil and gas operations. First-quarter 2014 includes $53 million ($28 million to net income attributable to common stock) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

d.	Consolidated interest expense, excluding capitalized interest, totaled $210 million in first-quarter 2015 and $224 million in first-quarter 2014.

e.
As a result of the impairment of oil and gas properties, FCX recorded a tax charge of $458 million to establish a valuation allowance primarily against U.S. federal alternative minimum credits. For a summary of the benefit from (provision for) for income taxes for the first quarters of 2015 and 2014, refer to the supplementary schedule, "Income Taxes" on page VII.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock of $24 million in first-quarter 2015 and $16 million in first-quarter 2014. For further discussion, refer to the supplemental schedule, "Deferred Profits" on page VIII.

IV

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2015	2014
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$549	$464
Trade accounts receivable	995	953
Other accounts receivables	1,401	1,610
Inventories:
Materials and supplies, net	1,919	1,886
Mill and leach stockpiles	1,877	1,914
Product	1,442	1,561
Other current assets	671	657
Total current assets	8,854	9,045
Property, plant, equipment and mining development costs, net	26,595	26,220
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization	6,713	9,187
Not subject to amortization	9,665	10,087
Long-term mill and leach stockpiles	2,261	2,179
Other assets	1,977	1,956
Total assets	$56,065	$58,674

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,111	$3,653
Current portion of debt	558	478
Accrued income taxes	364	410
Current portion of environmental and asset retirement obligations	317	296
Dividends payable	60	335
Total current liabilities	4,410	5,172
Long-term debt, less current portion	19,754	18,371
Deferred income taxes	5,625	6,398
Environmental and asset retirement obligations, less current portion	3,678	3,647
Other liabilities	1,812	1,861
Total liabilities	35,279	35,449

Redeemable noncontrolling interest	755	751

Equity:
Stockholders' equity:
Common stock	117	117
Capital in excess of par value	22,307	22,281
(Accumulated deficit) retained earnings	(2,398)	128
Accumulated other comprehensive loss	(532)	(544)
Common stock held in treasury	(3,701)	(3,695)
Total stockholders' equity	15,793	18,287
Noncontrolling interests	4,238	4,187
Total equity	20,031	22,474
Total liabilities and equity	$56,065	$58,674

V

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(In millions)
Cash flow from operating activities:
Net (loss) income	$(2,406)	$626
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	939	966
Impairment of oil and gas properties	3,104	—
Gain on sale of assets	(39)	—
Net (gains) losses on crude oil and natural gas derivative contracts	(52)	50
Net charges for environmental and asset retirement obligations, including accretion	53	46
Payments for environmental and asset retirement obligations	(42)	(45)
Deferred income taxes	(709)	90
Increase in long-term mill and leach stockpiles	(82)	(86)
Other, net	37	(33)
Decreases (increases) in working capital and changes in other tax payments:
Accounts receivable	316	179
Inventories	165	(180)
Other current assets	(42)	(34)
Accounts payable and accrued liabilities	(402)	(362)
Accrued income taxes and changes in other tax payments	(123)	(16)
Net cash provided by operating activities	717	1,201

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(107)	(303)
South America	(445)	(423)
Indonesia	(225)	(236)
Africa	(39)	(31)
Molybdenum mines	(3)	(19)
United States oil and gas operations	(1,018)	(579)
Other	(30)	(21)
Other, net	127	7
Net cash used in investing activities	(1,740)	(1,605)

Cash flow from financing activities:
Proceeds from debt	2,273	1,149
Repayments of debt	(802)	(987)
Cash dividends and distributions paid:
Common stock	(327)	(326)
Noncontrolling interests	(23)	(77)
Stock-based awards net (payments) proceeds, including excess tax benefit	(6)	3
Debt financing costs and other, net	(7)	(1)
Net cash provided by (used in) financing activities	1,108	(239)

Net increase (decrease) in cash and cash equivalents	85	(643)
Cash and cash equivalents at beginning of year	464	1,985
Cash and cash equivalents at end of period	$549	$1,342

VI

FREEPORT-McMoRan INC.
INCOME TAXES

Following are summaries of the approximate amounts in the calculation of FCX's consolidated income tax benefit (provision) for the first quarters of 2015 and 2014 (in millions, except percentages):

	Three Months Ended March 31,
	2015					2014
				Income Tax
	Income	Effective		Benefit			Effective	Income Tax
	(Loss)[a]	Tax Rate		(Provision)		Income[a]	Tax Rate	Provision
United States (U.S.)	$(302)	42%		$126		$473	29%	$(136)
South America	60	40%		(24)		344	37%	(127)
Indonesia	61	47%		(29)		44	42%	(18)
Africa	55	47%		(26)		80	30%	(24)
Impairment of oil and gas properties	(3,104)	37%		1,163		—	N/A	—
Valuation allowance	—	N/A		(458)	[b]	—	N/A	—
Eliminations and other	128	N/A		(27)		42	N/A	(11)
Annualized rate adjustment[c]	—	N/A		(30)		—	N/A	(41)
Consolidated FCX	$(3,102)	22%	[d]	$695		$983	36%	$(357)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies' net earnings.

b.	As a result of the impairment to oil and gas properties, FCX recorded a tax charge to establish a valuation allowance primarily against U.S. federal alternative minimum tax credits.

c.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

d.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.75 per pound for copper, $1,200 per ounce for gold, $8 per pound for molybdenum and $65 per barrel of Brent crude oil for the remainder of 2015, FCX estimates its consolidated effective tax rate will approximate 23 percent for the year 2015.

DERIVATIVE INSTRUMENTS
Provisional Pricing. For first-quarter 2015, 39 percent of FCX's mined copper was sold in concentrate, 36 percent as cathode and 25 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $2.64 per pound during first-quarter 2015, compared to FCX's average realized price of $2.72 per pound. Following is a summary of the unfavorable impacts of net adjustments to prior periods' provisionally priced copper sales for the first quarters of of 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended March 31,
	2015	2014
Revenues	$(106)	$(124)
Net income attributable to common stock	$(59)	$(66)
Net income per share of common stock	$(0.06)	$(0.06)
At March 31, 2015, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 413 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.74 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the March 31, 2015, provisional price recorded would have an approximate $14 million effect on 2015 net income attributable to common stock. The LME spot copper price was $2.69 per pound on April 22, 2015.

VII

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS (continued)
Oil and Gas. In connection with the acquisition of Plains Exploration & Production Company, FCX has derivative contracts for 2015 consisting of crude oil options, and for 2014, had derivative contracts that consisted of crude oil options and natural gas swaps. These crude oil and natural gas derivative contracts are not designated as hedging instruments; accordingly, they are recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. Realized cash gains (losses) on crude oil and natural gas derivative contracts totaled $100 million for first-quarter 2015 and $(65) million for first-quarter 2014. Additionally, following is a summary of net noncash mark-to-market (losses) gains on crude oil and natural gas derivative contracts for the first quarters of 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended March 31,
	2015	2014
Revenues	$(48)	$15
Net income attributable to common stock	$(30)	$9
Net income per share of common stock	$(0.03)	$0.01
At March 31, 2015, the fair value of the crude oil derivative contracts totaled a $427 million asset; partly offsetting the fair value is $159 million in deferred premiums and interest to be settled in future periods. Following presents the estimated (decrease) increase in the net asset on FCX's balance sheet of a 10 percent change in Brent crude oil prices on the fair values of outstanding crude oil derivative contracts, compared with forward prices used to determine the March 31, 2015, fair values (in millions):

	10% Increase	10% Decrease
Crude oil options	$(31)	$19

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mines to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net income attributable to common stock of $24 million in first-quarter 2015 and $16 million in first-quarter 2014. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $38 million at March 31, 2015. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its operations into six primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining, Molybdenum mines and U.S. oil & gas operations. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following tables.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arm's-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in corporate, other & eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VIII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America				Indonesia		Africa
													Atlantic	Other					Corporate,
											Molyb-		Copper	Mining			U.S.		Other
		Other		Cerro	Other						denum	Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-	FCX
	Morenci	Mines	Total	Verde	Mines[a]		Total	Grasberg		Tenke	Mines	Refining	& Refining	nations		Mining	Operations[b]		nations	Total
Three Months Ended March 31, 2015
Revenues:
Unaffiliated customers	$106	$115	$221	$248	$231		$479	$621	[c]	$382	$—	$1,062	$540	$348	[d]	$3,653	$500	[e]	$—	$4,153
Intersegment	450	664	1,114	14	(7)	[f]	7	(14)	[f]	28	113	7	6	(1,261)		—	—		—	—
Production and delivery	374	569	943	198	147		345	439		235	83	1,063	519	(1,001)		2,626	283		3	2,912
Depreciation, depletion and amortization	51	82	133	37	38		75	70		73	26	2	10	16		405	530		4	939
Impairment of oil and gas properties	—	—	—	—	—		—	—		—	—	—	—	—		—	3,104		—	3,104
Selling, general and administrative expenses	1	—	1	1	—		1	25		3	—	—	5	6		41	54		59	154
Mining exploration and research expenses	—	3	3	—	—		—	—		—	—	—	—	30		33	—		—	33
Environmental obligations and shutdown costs	—	—	—	—	—		—	—		—	—	—	—	13		13	—		—	13
Net gain on sale of assets	—	(39)	(39)	—	—		—	—		—	—	—	—	—		(39)	—		—	(39)
Operating income (loss)	130	164	294	26	39		65	73		99	4	4	12	23		574	(3,471)		(66)	(2,963)

Interest expense, net	1	—	1	1	—		1	—		—	—	—	3	40		45	37		64	146
Provision for (benefit from) income taxes	—	—	—	5	19		24	29		26	—	—	—	—		79	—		(774)	(695)
Total assets at March 31, 2015	3,802	5,646	9,448	7,991	1,970		9,961	8,882		5,108	2,075	314	809	1,379		37,976	17,887		202	56,065
Capital expenditures	84	23	107	431	14		445	225		39	3	1	4	16		840	1,018		9	1,867

Three Months Ended March 31, 2014
Revenues:
Unaffiliated customers	$23	$61	$84	$280	$422		$702	$462	[c]	$306	$—	$1,146	$588	$436	[d]	$3,724	$1,261	[e]	$—	$4,985
Intersegment	444	758	1,202	64	132		196	8		21	126	8	5	(1,566)		—	—		—	—
Production and delivery	283	503	786	165	311		476	383		152	76	1,148	588	(1,183)		2,426	311		—	2,737
Depreciation, depletion and amortization	34	73	107	36	51		87	48		51	22	2	10	19		346	616		4	966
Selling, general and administrative expenses	—	1	1	1	1		2	21		3	—	—	4	7		38	57		40	135
Mining exploration and research expenses	—	2	2	—	—		—	—		—	—	—	—	28		30	—		—	30
Environmental obligations and shutdown costs	—	—	—	—	—		—	—		—	—	—	—	6		6	—		—	6
Operating income (loss)	150	240	390	142	191		333	18		121	28	4	(9)	(7)		878	277		(44)	1,111

Interest expense, net	1	—	1	—	—		—	—		—	—	—	4	18		23	76		62	161
Provision for income taxes	—	—	—	57	70		127	18		24	—	—	—	—		169	—		188	357
Total assets at March 31, 2014	3,412	5,827	9,239	6,730	4,059		10,789	7,466		4,904	2,101	289	951	1,119		36,858	26,385		489	63,732
Capital expenditures	244	59	303	400	23		423	236		31	19	1	1	10		1,024	579		9	1,612
a. First-quarter 2014 includes the results of the Candelaria and Ojos del Salado mining operations, which were sold in November 2014.
b. First-quarter 2014 includes the results from Eagle Ford, which was sold in June 2014.
c. Includes PT-FI's sales to PT Smelting totaling $350 million in first-quarter 2015 and $373 million in first-quarter 2014.
d. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.
e. Includes net mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $52 million in first-quarter 2015 and $(50) million in first-quarter 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments" beginning on page VII.
f. Amounts include net reductions for provisional pricing adjustments to prior period open sales. There were no intersegment sales from El Abra or Grasberg in first-quarter 2015.

IX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

U.S. Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative contracts as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion charges for asset retirement obligations and other costs are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

X

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$1,285	$1,285	$82		$26	$1,393
Site production and delivery, before net noncash
and other costs shown below	854	802	58		19	879
By-product credits	(83)	—	—		—	—
Treatment charges	60	59	—		1	60
Net cash costs	831	861	58		20	939
Depreciation, depletion and amortization	133	125	6		2	133
Noncash and other costs, net	31	30	1		—	31
Total costs	995	1,016	65		22	1,103
Revenue adjustments, primarily for pricing
on prior period open sales	(29)	(29)	—		—	(29)
Gross profit	$261	$240	$17		$4	$261

Copper sales (millions of recoverable pounds)	471	471
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.73	$2.73	$8.81
Site production and delivery, before net noncash
and other costs shown below	1.81	1.70	6.25
By-product credits	(0.18)	—	—
Treatment charges	0.13	0.13	—
Unit net cash costs	1.76	1.83	6.25
Depreciation, depletion and amortization	0.28	0.27	0.63
Noncash and other costs, net	0.07	0.06	0.05
Total unit costs	2.11	2.16	6.93
Revenue adjustments, primarily for pricing
on prior period open sales	(0.06)	(0.06)	—
Gross profit per pound	$0.56	$0.51	$1.88

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,393	$879	$133
Treatment charges	—	60	—
Noncash and other costs, net	—	31	—
Revenue adjustments, primarily for pricing
on prior period open sales	(29)	—	—
Eliminations and other	(29)	(27)	—
North America copper mines	1,335	943	133
Other mining & eliminations[c]	2,318	1,683	272
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	3,634	[d]
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$4,043	[d]

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

d. Includes impairment of oil and gas properties of $3.1 billion.

XI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,194	$1,194	$81	$29	$1,304
Site production and delivery, before net noncash
and other costs shown below	695	687	20	17	724
By-product credits	(81)	—	—	—	—
Treatment charges	47	46	—	1	47
Net cash costs	661	733	20	18	771
Depreciation, depletion and amortization	104	102	1	1	104
Noncash and other costs, net	30	30	—	—	30
Total costs	795	865	21	19	905
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$392	$322	$60	$10	$392

Copper sales (millions of recoverable pounds)	369	369
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.24	$3.24	$10.00
Site production and delivery, before net noncash
and other costs shown below	1.88	1.86	2.48
By-product credits	(0.22)	—	—
Treatment charges	0.13	0.13	—
Unit net cash costs	1.79	1.99	2.48
Depreciation, depletion and amortization	0.29	0.27	0.08
Noncash and other costs, net	0.08	0.08	0.02
Total unit costs	2.16	2.34	2.58
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)	(0.02)	—
Gross profit per pound	$1.06	$0.88	$7.42

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,304	$724	$104
Treatment charges	—	47	—
Noncash and other costs, net	—	30	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Eliminations and other	(11)	(15)	3
North America copper mines	1,286	786	107
Other mining & eliminations[c]	2,438	1,640	239
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on Page VIII.

XII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Other[a]		Total
Revenues, excluding adjustments	$542	$542	$21		$563
Site production and delivery, before net noncash
and other costs shown below	350	337	18		355
By-product credits	(16)	—	—		—
Treatment charges	33	33	—		33
Royalty on metals	1	1	—		1
Net cash costs	368	371	18		389
Depreciation, depletion and amortization	75	72	3		75
Noncash and other costs, net	4	6	(2)		4
Total costs	447	449	19		468
Revenue adjustments, primarily for pricing
on prior period open sales	(30)	(30)	—		(30)
Gross profit	$65	$63	$2		$65

Copper sales (millions of recoverable pounds)	200	200

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.71	$2.71
Site production and delivery, before net noncash
and other costs shown below	1.75	1.69
By-product credits	(0.08)	—
Treatment charges	0.17	0.17
Royalty on metals	—	—
Unit net cash costs	1.84	1.86
Depreciation, depletion and amortization	0.38	0.36
Noncash and other costs, net	0.02	0.03
Total unit costs	2.24	2.25
Revenue adjustments, primarily for pricing
on prior period open sales	(0.15)	(0.15)
Gross profit per pound	$0.32	$0.31

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$563	$355	$75
Treatment charges	(33)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	(30)	—	—
Eliminations and other	(13)	(14)	—
South America mining	486	345	75
Other mining & eliminations[b]	3,167	2,281	330
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	3,634	[c]
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$4,043	[c]

a.
Includes silver sales of 386 thousand ounces ($14.79 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

c.	Includes impairment of oil and gas properties of $3.1 billion.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$941		$941	$84	$1,025
Site production and delivery, before net noncash
and other costs shown below	461		426	40	466
By-product credits	(79)		—	—	—
Treatment charges	53		53	—	53
Net cash costs	435	[b]	479	40	519
Depreciation, depletion and amortization	87		80	7	87
Noncash and other costs, net	17		19	(2)	17
Total costs	539		578	45	623
Revenue adjustments, primarily for pricing
on prior period open sales	(73)		(73)	—	(73)
Gross profit	$329		$290	$39	$329

Copper sales (millions of recoverable pounds)	307	[b]	307

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.07		$3.07
Site production and delivery, before net noncash
and other costs shown below	1.50		1.39
By-product credits	(0.25)		—
Treatment charges	0.17		0.17
Unit net cash costs	1.42	[b]	1.56
Depreciation, depletion and amortization	0.28		0.27
Noncash and other costs, net	0.06		0.06
Total unit costs	1.76		1.89
Revenue adjustments, primarily for pricing
on prior period open sales	(0.24)		(0.24)
Gross profit per pound	$1.07		$0.94

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,025		$466	$87
Treatment charges	(53)		—	—
Noncash and other costs, net	—		17	—
Revenue adjustments, primarily for pricing
on prior period open sales	(73)		—	—
Eliminations and other	(1)		(7)	—
South America mining	898		476	87
Other mining & eliminations[c]	2,826		1,950	259
Total mining	3,724		2,426	346
U.S. oil & gas operations	1,261		311	616
Corporate, other & eliminations	—		—	4
As reported in FCX’s consolidated financial statements	$4,985		$2,737	$966

a.
Includes gold sales of 23 thousand ounces ($1,307 per ounce average realized price) and silver sales of 796 thousand ounces ($19.82 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Following is a reconciliation of South America mining's first-quarter 2014 unit net cash costs, excluding the Candelaria and Ojos del Salado mines:

	Net Cash Costs	Copper Sales	Unit Net Cash Costs
Presented above	$435	307	$1.42
Less: Candelaria and Ojos del Salado	122	94
	$313	213	$1.47
c.Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold		Silver[a]	Total
Revenues, excluding adjustments	$425	$425	$308		$7	$740
Site production and delivery, before net noncash
and other costs shown below	440	252	183		5	440
Gold and silver credits	(324)	—	—		—	—
Treatment charges	45	26	19		—	45
Export duties	22	13	9		—	22
Royalty on metals	25	15	10		—	25
Net cash costs	208	306	221		5	532
Depreciation and amortization	70	40	29		1	70
Noncash and other costs, net	6	3	3		—	6
Total costs	284	349	253		6	608
Revenue adjustments, primarily for pricing on
prior period open sales	(50)	(50)	8		1	(41)
PT Smelting intercompany profit	7	4	3		—	7
Gross profit	$98	$30	$66		$2	$98

Copper sales (millions of recoverable pounds)	155	155
Gold sales (thousands of recoverable ounces)			260

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.74	$2.74	$1,186
Site production and delivery, before net noncash
and other costs shown below	2.84	1.63	705
Gold and silver credits	(2.09)	—	—
Treatment charges	0.29	0.17	73
Export duties	0.14	0.08	35
Royalty on metals	0.16	0.09	40
Unit net cash costs	1.34	1.97	853
Depreciation and amortization	0.45	0.26	112
Noncash and other costs, net	0.04	0.02	9
Total unit costs	1.83	2.25	974
Revenue adjustments, primarily for pricing on
prior period open sales	(0.32)	(0.32)	33
PT Smelting intercompany profit	0.04	0.02	11
Gross profit per pound/ounce	$0.63	$0.19	$256

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$740	$440	$70
Treatment charges	(45)	—	—
Export duties	(22)	—	—
Royalty on metals	(25)	—	—
Noncash and other costs, net	—	6	—
Revenue adjustments, primarily for pricing on
prior period open sales	(41)	—	—
PT Smelting intercompany profit	—	(7)	—
Indonesia mining	607	439	70
Other mining & eliminations[b]	3,046	2,187	335
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	3,634	[c]
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$4,043	[c]

a. Includes silver sales of 435 thousand ounces ($16.16 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.
c. Includes impairment of oil and gas properties of $3.1 billion.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper		Gold	Silver[a]	Total
Revenues, excluding adjustments	$331		$331		$211	$7	$549
Site production and delivery, before net noncash
and other costs shown below	363		219		139	5	363
Gold and silver credits	(235)		—		—	—	—
Treatment charges	26		16		10	—	26
Royalty on metals	13		8		5	—	13
Net cash costs	167		243		154	5	402
Depreciation and amortization	48		29		19	—	48
Noncash and other costs, net	74	[b]	45		28	1	74
Total costs	289		317		201	6	524
Revenue adjustments, primarily for pricing on
prior period open sales	(57)		(57)		17	—	(40)
PT Smelting intercompany profit	54		33		21	—	54
Gross profit (loss)	$39		$(10)		$48	$1	$39

Copper sales (millions of recoverable pounds)	109		109
Gold sales (thousands of recoverable ounces)					162

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.04		$3.04		$1,299
Site production and delivery, before net noncash
and other costs shown below	3.33		2.01		859
Gold and silver credits	(2.15)		—		—
Treatment charges	0.24		0.15		62
Royalty on metals	0.11		0.07		31
Unit net cash costs	1.53		2.23		952
Depreciation and amortization	0.44		0.26		114
Noncash and other costs, net	0.67	[b]	0.41		174
Total unit costs	2.64		2.90		1,240
Revenue adjustments, primarily for pricing on
prior period open sales	(0.53)		(0.53)		107
PT Smelting intercompany profit	0.49		0.30		129
Gross profit (loss) per pound/ounce	$0.36		$(0.09)		$295

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$549		$363		$48
Treatment charges	(26)		—		—
Royalty on metals	(13)		—		—
Noncash and other costs, net	—		74	[b]	—
Revenue adjustments, primarily for pricing on
prior period open sales	(40)		—		—
PT Smelting intercompany profit	—		(54)		—
Indonesia mining	470		383		48
Other mining & eliminations[c]	3,254		2,043		298
Total mining	3,724		2,426		346
U.S. oil & gas operations	1,261		311		616
Corporate, other & eliminations	—		—		4
As reported in FCX’s consolidated financial statements	$4,985		$2,737		$966
a. Includes silver sales of 333 thousand ounces ($20.13 per ounce average realized price).
b. Includes $53 million ($0.49 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$354	$354	$72		$426
Site production and delivery, before net noncash
and other costs shown below	208	185	46		231
Cobalt credits[b]	(48)	—	—		—
Royalty on metals	8	6	2		8
Net cash costs	168	191	48		239
Depreciation, depletion and amortization	73	63	10		73
Noncash and other costs, net	4	4	—		4
Total costs	245	258	58		316
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	(1)		(8)
Gross profit	$102	$89	$13		$102

Copper sales (millions of recoverable pounds)	133	133
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.66	$2.66	$8.72
Site production and delivery, before net noncash
and other costs shown below	1.57	1.39	5.61
Cobalt credits[b]	(0.37)	—	—
Royalty on metals	0.06	0.05	0.14
Unit net cash costs	1.26	1.44	5.75
Depreciation, depletion and amortization	0.55	0.48	1.18
Noncash and other costs, net	0.03	0.02	0.06
Total unit costs	1.84	1.94	6.99
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)	(0.05)	(0.10)
Gross profit per pound	$0.77	$0.67	$1.63

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$426	$231	$73
Royalty on metals	(8)	—	—
Noncash and other costs, net	—	4	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)	—	—
Africa mining	410	235	73
Other mining & eliminations[c]	3,243	2,391	332
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	3,634	[d]
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$4,043	[d]

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

d. Includes impairment of oil and gas properties of $3.1 billion.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$258	$258	$74	$332
Site production and delivery, before net noncash
and other costs shown below	125	103	42	145
Cobalt credits[b]	(56)	—	—	—
Royalty on metals	6	5	1	6
Net cash costs	75	108	43	151
Depreciation, depletion and amortization	51	45	6	51
Noncash and other costs, net	7	6	1	7
Total costs	133	159	50	209
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2	1
Gross profit	$124	$98	$26	$124

Copper sales (millions of recoverable pounds)	84	84
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.07	$3.07	$9.21
Site production and delivery, before net noncash
and other costs shown below	1.48	1.22	5.16
Cobalt credits[b]	(0.66)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	0.89	1.28	5.32
Depreciation, depletion and amortization	0.61	0.53	0.80
Noncash and other costs, net	0.08	0.08	0.12
Total unit costs	1.58	1.89	6.24
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	0.24
Gross profit per pound	$1.48	$1.17	$3.21

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$332	$145	$51
Royalty on metals	(6)	—	—
Noncash and other costs, net	—	7	—
Revenue adjustments, primarily for pricing
on prior period open sales	1	—	—
Africa mining	327	152	51
Other mining & eliminations[c]	3,397	2,274	295
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2015	2014

Revenues, excluding adjustments[a]	$124	$137
Site production and delivery, before net noncash
and other costs shown below	81	75
Treatment charges and other	11	11
Net cash costs	92	86
Depreciation, depletion and amortization	26	22
Noncash and other costs, net	2	1
Total costs	120	109
Gross profit	$4	$28

Molybdenum sales (millions of recoverable pounds)[a]	13	13

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$9.68	$10.76
Site production and delivery, before net noncash
and other costs shown below	6.33	5.87
Treatment charges and other	0.84	0.84
Unit net cash costs	7.17	6.71
Depreciation, depletion and amortization	2.03	1.75
Noncash and other costs, net	0.14	0.11
Total unit costs	9.34	8.57
Gross profit per pound	$0.34	$2.19

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
Three Months Ended March 31, 2015	Revenues	and Delivery	Amortization
Totals presented above	$124	$81	$26
Treatment charges and other	(11)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	113	83	26
Other mining & eliminations[b]	3,540	2,543	379
Total mining	3,653	2,626	405
U.S. oil & gas operations	500	283	3,634	[c]
Corporate, other & eliminations	—	3	4
As reported in FCX’s consolidated financial statements	$4,153	$2,912	$4,043	[c]

Three Months Ended March 31, 2014
Totals presented above	$137	$75	$22
Treatment charges and other	(11)	—	—
Noncash and other costs, net	—	1	—
Molybdenum mines	126	76	22
Other mining & eliminations[b]	3,598	2,350	324
Total mining	3,724	2,426	346
U.S. oil & gas operations	1,261	311	616
Corporate, other & eliminations	—	—	4
As reported in FCX’s consolidated financial statements	$4,985	$2,737	$966

a. Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

c. Includes impairment of oil and gas properties of $3.1 billion.

XIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended March 31, 2015
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$373	$62	$12	$447	[a]
Realized cash gains on derivative contracts	100	—	—	100
Realized revenues	$473	$62	$12	547
Less: cash production costs				254	[a]
Cash operating margin				293
Less: depreciation, depletion and amortization				530
Less: impairment of oil and gas properties				3,104
Less: accretion and other costs				29
Plus: net noncash mark-to-market losses on derivative contracts				(48)
Plus: other net adjustments				1
Gross loss				$(3,417)

Oil (MMBbls)	8.4
Gas (Bcf)		21.8
NGLs (MMBbls)			0.5
Oil Equivalents (MMBOE)				12.5

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$44.54	$2.86	$23.06	$35.71	[a]
Realized cash gains on derivative contracts	11.97	—	—	8.00
Realized revenues	$56.51	$2.86	$23.06	43.71
Less: cash production costs				20.26	[a]
Cash operating margin				23.45
Less: depreciation, depletion and amortization				42.30
Less: impairment of oil and gas properties				247.84
Less: accretion and other costs				2.31
Plus: net noncash mark-to-market losses on derivative contracts				(3.87)
Plus: other net adjustments				0.06
Gross loss				$(272.81)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$447	$254	$530
Realized cash gains on derivative contracts	100	—	—
Net noncash mark-to-market losses on derivative contracts	(48)	—	—
Accretion and other costs	—	29	—
Impairment of oil and gas properties	—	—	3,104
Other net adjustments	1	—	—
U.S. oil & gas operations	500	283	3,634
Total mining[b]	3,653	2,626	405
Corporate, other & eliminations	—	3	4
As reported in FCX's consolidated financial statements	$4,153	$2,912	$4,043

a. Following is a summary of average realized price and cash production costs by region.
	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico (GOM)	6,661	$271	$40.65	$116		$17.39
California	3,513	136	38.74	111		31.70
Haynesville/Madden/Other	2,350	40	17.18	27		11.29
	12,524	$447	35.71	$254		20.26

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended March 31, 2014
				Total
		Natural		U.S. Oil
(In millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$1,162	$98	$50	$1,310	[a]
Realized cash losses on derivative contracts	(58)	(7)	—	(65)
Realized revenues	$1,104	$91	$50	1,245
Less: cash production costs				298	[a]
Cash operating margin				947
Less: depreciation, depletion and amortization				616
Less: accretion and other costs				13
Plus: net noncash mark-to-market gains on derivative contracts				15
Plus: other net adjustments				1
Gross profit				$334

Oil (MMBbls)	11.8
Gas (Bcf)		19.5
NGLs (MMBbls)			1.1
Oil Equivalents (MMBOE)				16.1

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$98.62	$5.05	$45.47	$81.23	[a]
Realized cash losses on derivative contracts	(4.86)	(0.38)	—	(4.01)
Realized revenues	$93.76	$4.67	$45.47	77.22
Less: cash production costs				18.51	[a]
Cash operating margin				58.71
Less: depreciation, depletion and amortization				38.21
Less: accretion and other costs				0.78
Plus: net noncash mark-to-market gains on derivative contracts				0.90
Plus: other net adjustments				0.04
Gross profit				$20.66

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$1,310	$298	$616
Realized cash losses on derivative contracts	(65)	—	—
Net noncash mark-to-market gains on derivative contracts	15	—	—
Accretion and other costs	—	13	—
Other net adjustments	1	—	—
U.S. oil & gas operations	1,261	311	616
Total mining[b]	3,724	2,426	346
Corporate, other & eliminations	—	—	4
As reported in FCX's consolidated financial statements	$4,985	$2,737	$966

a. Following is a summary of average realized price and cash production costs by region.

	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	6,301	$550	$87.35	$91		$14.42
California	3,551	326	91.76	130		36.53
Haynesville/Madden/Other	1,545	47	30.35	17		11.34
	11,397	923	81.00	238		20.89
Eagle Ford	4,735	387	81.78	60		12.75
	16,132	$1,310	81.23	$298		18.51

b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments,” beginning on page VIII.

XXI